Exhibit 99.(p)

EULAV ASSET MANAGEMENT & SUBSIDIARIES1 (“EULAV”)
and
THE VALUE LINE FUNDS (collectively, the “Funds” or individually, the “Fund”)

CODE OF ETHICS REGARDING
SECURITIES TRANSACTIONS
AND INSIDER TRADING POLICY

1.	CONFIDENTIALITY; INSIDER TRADING RULES APPLICABLE TO OFFICERS, DIRECTORS AND EMPLOYEES

Management wishes to emphasize, in the strongest possible manner, the paramount necessity for exercising the greatest discretion in divulging confidential information. Depending on their functions in the organization, officers, directors, trustees and employees have access to, or may become aware of, confidential information to a greater or lesser degree. It is not possible to give an exhaustive list of what material is confidential, and common sense must be applied to the circumstances, but any information regarding the purchase or sale of securities for any of the Funds or of any asset management client must always be treated as strictly confidential.

Officers, directors, trustees and employees must not use, reveal or discuss any confidential information with any person not affiliated with EULAV or the Funds unless they are specifically authorized to do so by the President or Chief Executive Officer (“CEO”) of EULAV for a particular business reason; and officers, directors, trustees and employees must not disclose confidential information to any other member of the organization unless it is clearly necessary for such person to be informed. Any information relating to the Funds prior to its release to the public must be considered to be confidential information.

Officers, directors, trustees and employees are prohibited from violating any applicable federal securities law in connection with either their services to EULAV or their personal trading, and must not buy, sell, tip, recommend or suggest that anyone else buy, sell or retain, the securities of any company while in possession of inside information regarding such company. This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts or for family members or friends when in possession of inside information. In short, “inside information” means non-public information (information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell, or retain a security.  Rank change and related information generated by Value Line Publishing, Inc. shall be treated as “inside information” for purposes of this Code until such information is generally made public by release to subscribers.

1 As of the date of this Code, EULAV Securities LLC, the principal underwriter of each of the Funds (“EULAV Securities”), is the only subsidiary of EULAV Asset Management.  References in this Code to EULAV shall be interpreted to include EULAV Securities unless the context clearly otherwise requires.

The unauthorized disclosure of confidential inside information is always wrong and may have the most serious consequences. Any breach of this rule will be regarded as a serious contravention of company regulations.

2.	TRADING AND OTHER RULES APPLICABLE TO OFFICERS AND EMPLOYEES

(a)	Employees, including officers, are:

(i)
forbidden to act as investment advisers, to operate any security account management service, or to give any investment advice to any person for profit or benefit; whether direct or indirect, without the express prior written authorization of the CEO of EULAV.

(ii)
forbidden to trade against the interests of any EULAV client or of any of the Funds, for their own account or benefit, whether direct or indirect, or for the account or benefit, whether direct or indirect, of any other person.

(iii)
forbidden to recommend any securities transaction to any of the Funds or EULAV client without having disclosed in writing his/her interest, if any, in the securities or the issuer thereof to EULAV’s Chief Compliance Officer and CEO.

(iv)	forbidden from serving on the board of directors of any publicly traded company without the express prior written authorization of the CEO of EULAV.

(v)
forbidden from purchasing any security until 7 calendar days after all transactions for a Fund or EULAV account have been completed for that security; forbidden from selling any security until at least 7 calendar days after all transactions for a Fund or EULAV account have been completed for that security (see 2(a)(ix) below).  A portfolio manager may not purchase or sell a security for his or her own account within 7 calendar days before or after all transactions for a Fund or EULAV account have been completed for that security if he or she acts as a portfolio manager for that Fund or account or is a member of the portfolio management team for that Fund or account.

The foregoing requirements relate to all securities transactions (purchases, sales, or other acquisitions or dispositions) effected by or on behalf of the officer, employee, his/her spouse, minor child, other household members, accounts subject to the officer’s or employee’s discretion and control and other accounts in which the employee has a beneficial interest.

In the event of a violation of the rule set forth in Section 2(a)(v), the forbidden transaction or transactions must be “unwound” and any resulting profit therefrom be disgorged and donated by the violator to the CFA Institute or a nationally recognized charitable organization selected by EULAV. Proof of the donation must be provided to EULAV’s Chief Compliance Officer.

(vi)	prohibited from participating in initial public offerings or purchasing or selling options. Purchases of new issues are allowed only in the secondary markets.

(vii)	prohibited from selling short individual securities or participating in a synthetic short stock.

(viii)	prohibited from acquiring securities in a limited offering without the express prior written authorization of the CEO of EULAV.

(ix)
required to not sell securities purchased for themselves or for accounts in which they have a beneficial interest, until at least 30 days after purchase.  Further, in all cases, permission must be obtained from the Trading and Compliance departments before the sale transaction can be placed.  Depending on trades being made by any Fund or EULAV account, permission from the Trading and Compliance Departments may be denied thus resulting in requiring that the security be held for more than 30 days.

(x)
prohibited, without the express prior written authorization of the CEO of EULAV from accepting any offer made by any person whereby the officer or employee would be enabled to purchase or sell any security at a price, or under other conditions, more favorable than those obtainable at the time by the general public.

(xi)	prohibited from receiving or giving any gift other than a gift of a value of less than $100 to or from any person that does business with EULAV or any of the Funds.

In addition, with rare exceptions, as set forth in Section 3, all personal securities transactions must be cleared in advance by the Trading Department.

3.	PRE-CLEARANCE OF TRADES APPLICABLE TO OFFICERS AND EMPLOYEES

No officer or employee may engage in any transaction in any security without advance notification to and clearance by both the Trading and Compliance Departments, except as set forth below.  If clearance is denied, this fact should be considered as confidential information and must not be disclosed.

The fullest assistance will always be given to any employee who is in doubt as to whether a particular transaction would contravene either the general prohibitions set out in Section 1 or any of the specific rules set forth in Section 2. Employees and officers are urged in any case where they have the slightest doubt as to the propriety of a transaction, to refer it to EULAV’s Chief Compliance Officer.

Provided the standards of Sections 1 and 2 are met, the following transactions are exempted from the pre-clearance requirement:

(a)	transactions effected in any account in which the officer or employee has no direct or indirect influence or control or beneficial interest;

(b)	transactions in securities that are direct obligations of the United States;

(c)	purchases of shares in automatic dividend reinvestment programs;

(d)	transactions in the shares of any registered open-end investment company (mutual fund) unless advised or sub-advised by EULAV;

(e)	transactions in banker’s acceptances, bank certificates of deposit, commercial paper, municipal bonds and high quality short-term debt instruments, including repurchase agreements.

4.  REPORTING OBLIGATIONS

The Securities and Exchange Commission requires EULAV to obtain from Access Persons, and to maintain records of, their securities transactions.  It is EULAV’s policy to treat all officers, Directors and employees of EULAV and the Funds as Access Persons for purposes of this Code, provided that Outside Directors are conditionally exempted from reporting requirements pursuant to Section 4(c) below.

(a)    Duplicate Brokerage Confirmations and Statements. It is EULAV’s policy that each Access Person of EULAV must (i) instruct the broker dealer or bank with or through whom a security transaction is effected in which such person has, or by reason of such transaction, acquires any direct or indirect beneficial ownership of a security to furnish duplicate copies of transaction confirmations and statements of account at the same time that such statements are sent to the Access Person and (ii) report in writing by January 31 of each calendar year to the Compliance Department that such person has either forwarded all brokerage statements with respect to transactions or had no transactions during the previous year.

The foregoing requirements relate to all securities transactions (purchases, sales, or other acquisitions or dispositions) effected by or on behalf of the reporting person, his/her spouse, minor child, other household members, accounts subject to the reporting person’s discretion and control and other accounts in which the reporting person has a beneficial interest.

Every such transaction is to be reported, whether or not it is effected directly or indirectly. Examples of transactions in securities that indirectly benefit a person above include transactions that entitle such person to any of the rights or benefits of ownership even though he or she is not the owner of record. In addition to the family situations mentioned above, beneficial ownership may also occur where such person acquires or disposes of securities in the capacity of trustee, executor, pledgee, agent or in any similar capacity, or where any such person has a beneficial interest in the securities under a trust, will, partnership or other arrangement, or through a closely held corporation.

(b)           Holdings and Transaction Reports

(1)   Holding Reports.  Each Access Person must submit to the Compliance Department a report of the Access Person’s current securities holdings.  The report must initially be submitted no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person became an Access Person.  Subsequently, holdings reports must be provided to the Compliance Department by January 31 of each year and the information must be current as of a date no more than 30 days prior to the date the report was submitted.  Each holdings report must contain, at a minimum:

(i)
the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)	the date the Access Person submits the report.

(2)   Transaction Reports.  Each Access Person must submit to the Compliance Department quarterly securities transactions reports.  Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.  Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership that meet the following requirements (provided that if such information is included in the duplicate brokerage statement provided as required above, the transactions are not required to be separately reported in the quarterly report):

(i)
the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date the Access Person submits the report.

(3)   All  Access Persons must report transactions in the Funds to the Compliance Department within 30 days after the transaction.

(c)           Directors

(1)  Directors other than Outside Directors. All Directors other than Outside Directors lacking Current Access (as defined below) must comply with Section 4(a) and (b).

(2)  Outside Directors. Provided that an Outside Director does not have Current Access to portfolio holdings or trading activity, the personal trading by such Outside Director shall not be subject to the reporting obligations in this Code.  For purpose of this Code, an Outside Director will only be deemed to have “Current Access” to portfolio holdings or transactions if such Outside Director knew, or “in the ordinary course of fulfilling his or her official duties as a director, should have known,” that during the 15 days before or after the date of a transaction by the director, the security is or was purchased or sold by a Fund or separate account managed by EULAV, or was being considered by a Fund, a separate account managed by EULAV or EULAV for purchase or sale.  In any event, the provisions of Sections 2 and 3 of this Code do not apply to Outside Directors.

(3)  All Directors are forbidden from knowingly trading against the interest of any of the Funds or separate accounts managed by EULAV.

(d)           Exceptions From Reporting Requirements

An Access Person shall not be required to submit:

(1)  any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(2)  a transaction report with respect to transactions effected pursuant to an automatic investment plan; and

(3)  a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Access Person has provided to the Compliance Department if received no later than 30 days after the end of the applicable calendar quarter.

5.           REPORTING VIOLATIONS AND CONFIDENTIALITY

(1)	Reporting Violations. All officers and employees are required to report any violations of this Code that come to their attention to the Compliance Department.

(2)
Confidentiality.  Information obtained from any officer or employee hereunder will normally be kept in strict confidence by EULAV, but may under certain circumstances be provided to third parties.  For example, reports of securities transactions and violations hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and in certain circumstances, may in EULAV’s discretion be made available to other civil and criminal authorities.  In addition, information regarding violations of this Code may be provided to clients or former clients of EULAV.

6.           RECORD KEEPING REQUIREMENTS

EULAV and the Funds shall maintain and preserve in an easily accessible place:

(1)           a copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years)  for a period of five years;

(2)           a record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

(3)           a copy of each report submitted to the Compliance Department under this Code of Ethics for a period of five years (only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place);

(4)           a list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics; and

(5)           the names of any person, other than the Chief Compliance Officer, who is serving or who has served as review officer or alternative review officer within the past five years.

7.             ANNUAL REVIEW BY THE FUNDS

The Compliance Department must prepare an annual report to the Board of the Funds setting forth the following information relating to compliance with this Code of Ethics during the previous year:

(a)
A summary of existing procedures concerning personal investing and, for the Board’s approval, any changes in the procedures made during the past year, provided however, that any material change to this Code of Ethics must be presented to the Board for approval within six months of such change;

(b)	A report of any violations requiring significant remedial action during the past year;

(c)	A summary of any recommended changes, for the Board’s approval, in existing restrictions or procedures; and

(d)	A certification that EULAV has adopted procedures which are reasonably necessary to prevent Access Persons from violating this Code.

8.           APPROVAL OF CODE AND AMENDMENTS TO THE CODE

  The Board of Directors of the Funds, including a majority of Independent Directors, must approve (1) this Code of Ethics and (2) any material changes to this Code.

(a)
Board Findings.  The Board must base its approval of this Code and any material changes to this Code on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any unlawful actions.

(b)
Certification.  Before approving this Code or any amendment to this Code, the Board must receive a certification from EULAV that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(c)	Approval of Amendments. The Board must approve any material change to this Code no later than six months after adoption of the material change.

9.           DEFINITIONS

The following terms used in this Code have the meanings set forth below:

(a)	Access Person means any officer, Director or employee of EULAV or a Fund:

(i)	who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund; or

(ii)	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For purposes of this Code, all officers and employees of EULAV are considered “Access Persons”.  All Directors shall be presumed to be Access Persons for all purposes of the Code.  Outside Directors shall only be subject to the requirements set forth in Sections 1 and 4 of the Code, provided that they may be conditionally excepted from certain reporting requirements set forth in Section 4.

(b)
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

(c)
Beneficial ownership is interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(d)	Director means any trustee of EULAV Asset Management, any director of EULAV Securities LLC, any trustee of a Fund organized as a trust, and any director of a Fund organized as a corporation.

(d)	Fund means any investment company registered under the Investment Company Act for which EULAV serves as an investment adviser or subadviser.

(e)	Independent Director means any Director of a Fund who is not an “interested person” of a Fund (within the meaning of Section 2(a)(19) of the Investment Company Act).

(e)
Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(f)	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Regulation D.

(g)	Outside Director means any Independent Director or Director of EULAV Asset Management who is not an officer or employee of EULAV.

(h)	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

(h)	Reportable security means a security as defined in Section 202(a)(18) of the Investment Advisers Act, except that it does not include:

(i)	direct obligations of the Government of the United States;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	shares issued by money market funds;

(iv)	shares issued by open-end funds other than reportable funds; and

(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

   For purposes of this Code, “reportable funds” mean open-end funds advised or subadvised by EULAV as well as exchange-traded funds.

* * * * * * * * *

The provisions of this Code of Ethics must be strictly observed. Violations of this policy will be grounds for appropriate disciplinary action, including, in the case of officers and employees, dismissal. Pre-clearance and reporting of personal securities transactions do not relieve anyone from responsibility for compliance with the proscriptions against insider trading and tipping described in Section 1.

The Compliance Department of EULAV shall be responsible for the interpretation and enforcement of this Code of Ethics.

Dated: December 2010
Revised: February 2011
Revised: March 2011
Revised: June 2011

PLEASE READ THE FOLLOWING MEMORANDUM, SIGN IT AND RETURN ONE COPY TO THE COMPLIANCE DEPARTMENT AND RETAIN ONE COPY FOR YOUR OWN FILES.

ACKNOWLEDGMENT

The undersigned has reviewed, EULAV’s Code of Ethics regarding Securities Transactions and Insider Trading Policy (“Code of Ethics”). The undersigned fully understands the procedures set forth in the Code of Ethics. The undersigned understands and agrees that, except as provided in the Code of Ethics for Outside Directors, all transactions in a security must be cleared in advance by both the Trading and Compliance Departments and that said clearance is only valid for the day it is received. Also, all employees with brokerage accounts are required to have the brokerage firm furnish duplicate confirmations and monthly statements to the Compliance Department.

THE UNDERSIGNED UNDERSTANDS THAT HIS OR HER FAILURE TO COMPLY WITH THE PROVISIONS OF THE CODE OF ETHICS MAY LEAD TO HIS OR HER DISMISSAL, AS WELL AS THE IMPOSITION OF CRIMINAL AND/OR CIVIL, PENALTIES.

If the undersigned has a question as to (i) whether certain information is material and non-public, (ii) the applicability or interpretation of any of the procedures contained in the Code of Ethics or (iii) the propriety of any action, he or she shall discuss such issues with the Chief Compliance Officer or the Funds’ legal counsel prior to trading or communicating the information to anyone.

Please indicate your agreement with respect to the foregoing by signing this Acknowledgment and returning it to the Compliance Department.

DATED:	PRINT YOUR NAME:

SIGN YOUR NAME: